Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release AIG 175 Water Street New York, NY 10038 www.aig.com

Contacts:

Liz Werner (Investors): 212-770-7074; elizabeth.werner@aig.com

Fernando Melon (Investors): 212-770-4630; fernando.melon@aig.com

Jennifer Hendricks Sullivan (Media): 212-770-3141; jennifer.sullivan@aig.com

AIG REPORTS FIRST QUARTER 2017 RESULTS

NEW YORK, May 3, 2017 - American International Group, Inc. (NYSE: AIG) today announced results for the quarter ended March 31, 2017.

“Our first quarter results highlight the success of the actions we have taken to execute on our strategy, strengthen our balance sheet, and improve earnings quality,” said Peter D. Hancock, AIG President and Chief Executive Officer. “Operating results across our core Commercial and Consumer businesses improved and we continued to return excess capital to shareholders. Since January 1, 2016, we have returned over $18 billion of capital towards our $25 billion target. We will continue to execute our strategy and further build on our position as a leading global insurance company.”

FIRST QUARTER FINANCIAL SUMMARY*

	Three Months Ended March 31,
($ in millions, except per share amounts)	2017	2016
Net income (loss)	$1,185	$(183)
Net income (loss) per diluted share (a)	$1.18	$(0.16)
After-tax operating income	$1,367	$765
After-tax operating income per diluted share (a)	$1.36	$0.64
Return on equity	6.3%	(0.8)%
AIG Consolidated:
Adjusted return on equity	9.6%	4.5%
Normalized return on equity (b)	8.1%	8.3%
Core:
Adjusted return on attributed equity - Core	10.2%	6.8%
Normalized return on attributed equity - Core (b)	8.7%	9.0%
Book value per common share, excluding accumulated other comprehensive income	$74.58	$73.40

*	Refer to the Comments on Regulation G and the tables that follow for a discussion of non-GAAP financial measures and the reconciliations of the non-GAAP financial measures to GAAP measures.
(a)	For periods reporting a loss, basic average common shares outstanding are used to calculate net income (loss) per diluted share.
(b)	The declines in Consolidated Normalized ROE and Core Normalized ROE are largely due to the increase in second half 2016 U.S. Casualty loss estimates, which contributed 0.8 pts and 1.0 pts to the declines respectively.

FOR IMMEDIATE RELEASE

All comparisons are against the first quarter of 2016, unless otherwise indicated. Refer to the AIG First Quarter 2017 Financial Supplement which is posted on AIG’s website in the Investor Information section for further information.

FINANCIAL HIGHLIGHTS

ROE Improvements – ROE of 6.3% and Core Adjusted ROE of 10.2% improved largely due to active capital management and expense efficiencies. After normalizing our results, including for strong alternative investment returns and lower than expected catastrophe losses, Core Normalized ROE was 8.7%. The decline in Core Normalized ROE of 30 bps from a year ago is largely due to the increase in second half 2016 U.S. Casualty loss estimates. Had the loss estimates been reflected in the first quarter of 2016, the Core Normalized ROE would have been 100 bps lower. The year ago Core Normalized ROE also included a 50 bps contribution from certain favorable tax audit resolutions.

Expense Reduction Ahead of Target – General operating and other expenses (GOE) declined $560 million or 18.6% to $2.4 billion. GOE, operating basis, declined 10% on a constant dollar basis excluding the GOE reductions related to the sales of United Guaranty Corporation and AIG Advisor Group, driven by organizational simplification and better use of technology.

Execution of Capital and Liquidity Plan – In the first quarter, AIG repurchased 56.0 million common shares for $3.6 billion. Through May 3, 2017, AIG has repurchased an additional 18.1 million common shares for $1.1 billion. On May 3, 2017, AIG’s Board of Directors authorized an additional increase to its previous repurchase authorization of AIG Common Stock of $2.5 billion, resulting in an aggregate remaining authorization of approximately $3.8 billion on such date.

In the first quarter, AIG Parent received $2.8 billion of distributions from insurance subsidiaries including $2.6 billion remitted by the Life Insurance Companies in the form of tax sharing payments which were primarily the result of a life reinsurance agreement entered into at the end of 2016.

Continued Progress on Sculpting the Portfolio – Since the first quarter AIG closed on the sale of AIG Fuji Life Insurance Company, Ltd. to FWD Group. In addition, AIG closed on four of the twelve international operations it had agreed to sell to Fairfax Financial Holdings Limited.

CORE

Commercial Insurance Highlights – In the first quarter, Commercial Insurance results benefited from strong alternative investment returns and expense reduction. Reinsurance and continued remediation in the U.S. Casualty and Property businesses accounted for a large majority of the decline in net premiums written which is consistent with AIG’s focus on risk selection and targeted growth.

•

Pre-tax operating income included $35 million of favorable prior year reserve development, net of reinsurance and premium adjustments, in Property and Special Risks and $81 million of adverse prior year reserve development, net of reinsurance and premium adjustments in Liability and Financial Lines. The Liability and Financial

FOR IMMEDIATE RELEASE

Lines adverse development primarily reflected a $102 million addition related to the Ogden U.K. discount rate adjustment which was partially offset by $41 million of benefit attributable to the partial quarterly amortization of the deferred gain from the adverse development reinsurance agreement with National Indemnity Company.

•	The loss ratio of 71.9 increased by 4.1 points in the first quarter 2017. The accident year loss ratio, as adjusted, of 65.5 increased by 2.0 points. The first quarter of 2016 did not include the increase in second half 2016 loss estimates, which were primarily in the U.S. Casualty business. Taking into account the increased loss estimates, the accident year loss ratio, as adjusted, would have improved by 2.2 points.

•	The expense ratio was 30.3 in the first quarter, slightly higher than that in the prior year quarter as improvements in GOE, ceding commissions received from reinsurers and a decline in commission expenses associated with the sale of Ascot Underwriting Holdings Ltd. were offset by the decline in premiums associated with our strategic portfolio actions.

•	Commercial Insurance net premiums written decreased by 17% or 14% on a constant dollar basis excluding divestitures. The increased use of reinsurance in Property represented 4 points of the decline, while the remaining 10 points was related to continued execution on our strategic portfolio actions throughout the first quarter of 2017, and the important January 1st renewal date in Europe.

	Three Months Ended March 31,
($ in millions)	2017	2016	Change
Total Commercial Insurance
Net premiums written	$3,629	$4,375	(17)%
Pre-tax operating income	$849	$662	28
Underwriting ratios:
Loss ratio	71.9	67.8	4.1	pts
Expense ratio	30.3	29.9	0.4

Combined ratio	102.2	97.7	4.5

Liability and Financial Lines
Net premiums written	$2,216	$2,509	(12)%
Pre-tax operating income	$574	$569	1
Underwriting ratios:
Loss ratio	76.0	69.0	7.0	pts
Expense ratio	29.4	27.8	1.6

Combined ratio	105.4	96.8	8.6

Property and Special Risks
Net premiums written	$1,413	$1,866	(24)%
Pre-tax operating income	$275	$93	196
Underwriting ratios:
Loss ratio	66.3	66.0	0.3	pts

FOR IMMEDIATE RELEASE

Expense ratio	31.4	33.1	(1.7)

Combined ratio	97.7	99.1	(1.4)

Consumer Insurance Highlights – In the first quarter, Consumer Insurance earnings were supported by increased alternative investment income and expense control, combined with stable earnings from the inforce Individual and Group Retirement and Life Insurance businesses.

•	Pre-tax operating income increased 49%, driven by higher returns on alternative investments and expense reductions across all Consumer Insurance businesses.

•	In Individual Retirement, higher returns on alternative investments, lower acquisition cost amortization and benefit expense, and higher policy fee income related to better equity market performance were partially offset by the decrease in income from the sale of AIG Advisor Group in May 2016.

•	In Group Retirement, premiums increased slightly, while premiums and deposits increased 10% driven by group acquisitions. Higher surrenders resulted in negative net flows. Lower prepayments on commercial mortgage loans were offset by higher returns on alternative investments and effective crediting rate management.

•	In Life Insurance, higher pre-tax operating income reflected higher returns on alternative investments, higher policy fee income primarily from growth in universal life and lower domestic GOE.

•	Personal Insurance delivered solid results. Growth in net investment income from alternative investments and an improved expense ratio which reflected strategic actions, were partially offset by a lower earned premium base, higher accident year loss ratio, as adjusted, and lower net favorable prior year loss reserve development.

	Three Months Ended March 31,
($ in millions)	2017	2016	Change
Total Consumer Insurance
Premiums & Fees	$3,785	$3,772	—%
Net Investment Income	1,940	1,612	20
Operating Revenue	5,942	5,891	1
Benefits & Expenses	4,894	5,187	(6)
Pre-tax operating income	1,048	704	49

Individual Retirement
Premiums & Fees	$213	$214	—%
Net Investment Income	1,007	839	20
Operating Revenue	1,373	1,493	(8)
Benefits & Expenses	834	1,191	(30)
Pre-tax operating income	539	302	78

Group Retirement

FOR IMMEDIATE RELEASE

Premiums & Fees	$108	$98	10%
Net Investment Income	555	479	16
Operating Revenue	718	629	14
Benefits & Expenses	475	438	8
Pre-tax operating income	243	191	27

Life Insurance
Premiums & Fees	$744	$704	6%
Net Investment Income	260	234	11
Operating Revenue	1,013	953	6
Benefits & Expenses	959	952	1
Pre-tax operating income	54	1	NM

Personal Insurance
Net premiums written	$2,668	$2,809	(5)%
Pre-tax operating income	$212	$210	1
Underwriting ratios:
Loss ratio	56.0	52.7	3.3	pts
Expense ratio	40.6	41.9	(1.3)

Combined ratio	96.6	94.6	2.0

LEGACY & OTHER

Legacy Portfolio Highlights - During the first quarter, the Legacy Investment portfolio executed on several transactions with external parties for total consideration of approximately $468 million. The majority of the consideration received was used to pay down intercompany loans and notes with affiliated insurance companies.

•	Higher Legacy Investment pre-tax operating income was driven by higher appreciation on assets for which the fair value option was elected.

CONFERENCE CALL

AIG will host a conference call tomorrow, Thursday, May 4, 2017, at 9:00 a.m. ET to review these results. The call is open to the public and can be accessed via a live listen-only webcast in the Investor Relations section of www.aig.com. A replay will be available after the call at the same location.

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Additional supplementary financial data is available in the Investor Relations section at www.aig.com.

The conference call (including the conference call presentation material), the earnings release and the financial supplement may include, and officers and representatives of AIG may from time to time make, projections, goals, assumptions and statements that may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These

FOR IMMEDIATE RELEASE

projections, goals, assumptions and statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. These projections, goals, assumptions and statements include statements preceded by, followed by or including words such as “will,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “focused on achieving,” “view,” “target,” “goal” or “estimate.” These projections, goals, assumptions and statements may address, among other things, AIG’s: exposures to subprime mortgages, monoline insurers, the residential and commercial real estate markets, state and municipal bond issuers, sovereign bond issuers, the energy sector and currency exchange rates; exposure to European governments and European financial institutions; strategy for risk management; generation of deployable capital; actual and anticipated sales of businesses or asset divestitures or monetizations; restructuring of business operations, including anticipated restructuring charges and annual cost savings; strategies to increase return on equity and earnings per share; strategies to grow net investment income, efficiently manage capital, grow book value per common share, and reduce expenses; anticipated organizational and business changes; strategies for customer retention, growth, product development, market position, financial results and reserves; segments’ revenues and combined ratios; and Chief Executive Officer succession and management retention plans. It is possible that AIG’s actual results and financial condition will differ, possibly materially, from the results and financial condition indicated in these projections, goals, assumptions and statements. Factors that could cause AIG’s actual results to differ, possibly materially, from those in the specific projections, goals, assumptions and statements include: changes in market conditions; negative impacts on customers, business partners and other stakeholders; the occurrence of catastrophic events, both natural and man-made; significant legal proceedings; the timing and applicable requirements of any new regulatory framework to which AIG is subject as a nonbank systemically important financial institution and as a global systemically important insurer; concentrations in AIG’s investment portfolios; actions by credit rating agencies; judgments concerning casualty insurance underwriting and insurance liabilities; AIG’s ability to successfully manage Legacy portfolios; AIG’s ability to successfully reduce costs and expenses and make business and organizational changes without negatively impacting client relationships or AIG’s competitive position; AIG’s ability to successfully dispose of, or monetize, businesses or assets; judgments concerning the recognition of deferred tax assets; judgments concerning estimated restructuring charges and estimated cost savings; and such other factors discussed in Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) in AIG’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017 (which will be filed with the SEC) Part II, Item 7. MD&A and Part I, Item 1A. Risk Factors in AIG’s Annual Report on Form 10-K for the year ended December 31, 2016. AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any projections, goals, assumptions, or other statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

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COMMENT ON REGULATION G

Throughout this press release, including the financial highlights, AIG presents its financial condition and results of operations in the way it believes will be most meaningful and representative of its business results. Some of the measurements AIG uses are “non-GAAP financial measures” under Securities and Exchange Commission rules and regulations. GAAP is the acronym for “generally accepted accounting principles” in the United States. The non-GAAP

FOR IMMEDIATE RELEASE

financial measures AIG presents may not be comparable to similarly-named measures reported by other companies. The reconciliations of such measures to the most comparable GAAP measures in accordance with Regulation G are included within the relevant tables or in the First Quarter 2017 Financial Supplement available in the Investor Information section of AIG’s website, www.aig.com.

Book Value per Common Share, Excluding Accumulated Other Comprehensive Income (AOCI) and Book Value per Common Share, Excluding AOCI and Deferred Tax Assets (DTA) (Adjusted Book Value per Common Share) and Adjusted Book Value per Common Share, Including Dividend Growth are used to show the amount of AIG’s net worth on a per-share basis. AIG believes these measures are useful to investors because they eliminate items that can fluctuate significantly from period to period, including changes in fair value of AIG’s available for sale securities portfolio, foreign currency translation adjustments and U.S. tax attribute deferred tax assets. These measures also eliminate the asymmetrical impact resulting from changes in fair value of AIG’s available for sale securities portfolio wherein there is largely no offsetting impact for certain related insurance liabilities. AIG excludes deferred tax assets representing U.S. tax attributes related to net operating loss carryforwards and foreign tax credits as they have not yet been utilized. Amounts for interim periods are estimates based on projections of full-year attribute utilization. As net operating loss carryforwards and foreign tax credits are utilized, the portion of the DTA utilized is included in these book value per common share metrics. Book value per common share, excluding AOCI, is derived by dividing Total AIG Shareholders’ equity, excluding AOCI, by total common shares outstanding. Adjusted Book Value per Common Share is derived by dividing Total AIG shareholders’ equity, excluding AOCI and DTA (Adjusted Shareholders’ Equity), by total common shares outstanding. Adjusted Book Value per Common Share, including dividend growth is derived by dividing Adjusted Shareholders’ Equity including growth in quarterly dividends above $0.125 per share to shareholders, by total common shares outstanding.

AIG Return on Equity – After-tax Operating Income Excluding AOCI and DTA (Adjusted Return on Equity) is used to show the rate of return on shareholders’ equity. AIG believes this measure is useful to investors because it eliminates items that can fluctuate significantly from period to period, including changes in fair value of AIG’s available for sale securities portfolio, foreign currency translation adjustments and U.S. tax attribute deferred tax assets. This measure also eliminates the asymmetrical impact resulting from changes in fair value of AIG’s available for sale securities portfolio wherein there is largely no offsetting impact for certain related insurance liabilities. AIG excludes deferred tax assets representing U.S. tax attributes related to net operating loss carryforwards and foreign tax credits as they have not yet been utilized. Amounts for interim periods are estimates based on projections of full-year attribute utilization. As net operating loss carryforwards and foreign tax credits are utilized, the portion of the DTA utilized is included in Adjusted Return on Equity. Adjusted Return on Equity is derived by dividing actual or annualized after-tax operating income attributable to AIG by average Adjusted Shareholders’ Equity.

AIG Normalized Return on Equity further adjusts Adjusted Return on Equity for the effects of certain volatile or market related items. AIG believes this measure is useful to investors because it presents the trends in AIG’s consolidated return on equity without the impact of certain items that can experience volatility in AIG’s short-term results. Normalized Return on Equity is derived by excluding the following tax adjusted effects from Adjusted Return on Equity: the difference between actual and expected (i) catastrophe losses, (ii) alternative investment returns, and (iii)

FOR IMMEDIATE RELEASE

Direct Investment book (DIB) and Global Capital Markets (GCM) returns; fair value changes on PICC investments; update of actuarial assumptions; Life insurance incurred but not reported (IBNR) death claim charge; and prior year loss reserve development.

Core Attributed Equity is an attribution of total AIG Adjusted Shareholders’ Equity to each of AIG’s modules within Core based on AIG’s internal capital model, which incorporates the respective risk profiles. Attributed equity represents AIG’s best estimates based on current facts and circumstances and will change over time.

Core Return on Equity – After-tax Operating Income (Adjusted Return on Attributed Equity) is used to show the rate of return on attributed equity. Return on Attributed Equity is derived by dividing actual or annualized After-tax Operating Income by Average Attributed Equity.

Core Normalized Return on Attributed Equity (Normalized Return on Attributed Equity) further adjusts Adjusted Return on Attributed Equity for the effects of certain volatile or market-related items. AIG believes this measure is useful to investors because it presents the trends in AIG’s Return on Attributed Equity without the impact of certain items that can experience volatility in our short-term results. Normalized Return on Attributed Equity is derived by excluding the following tax adjusted effects from Return on Attributed Equity: the difference between actual and expected (i) catastrophe losses, (ii) alternative investment returns, and (iii) DIB and GCM returns; fair value changes on PICC investments; update of actuarial assumptions; Life insurance IBNR death claim charge; and prior year loss reserve development.

After-tax Operating Income Attributable to Core is derived by subtracting attributed interest expense and income tax expense from pre-tax operating income. Attributed debt and the related interest expense is calculated based on AIG’s internal capital model. Tax expense or benefit is calculated based on an internal attribution methodology that considers among other things the taxing jurisdiction in which the operating segments conduct business, as well as the deductibility of expenses in those jurisdictions.

Normalized After-tax Operating Income Attributable to Core further adjusts After-tax Operating Income attributable to Core for the effects of certain volatile or market related items. AIG believes this measure is useful to investors because it presents the trends in after tax operating income without the impact of certain items that can experience volatility in AIG’s short-term results. Normalized After-tax Operating Income attributable to Core is derived by excluding the following tax adjusted effects from After-tax Operating Income: the difference between actual and expected (i) catastrophe losses, (ii) alternative investment returns, and (iii) DIB and GCM returns; fair value changes on PICC investments; update of actuarial assumptions; Life insurance IBNR death claim charge; and prior year loss reserve development (PYD), net of reinsurance premium adjustments.

Operating Revenues exclude Net realized capital gains (losses), income from non-operating litigation settlements (included in Other income for GAAP purposes) and changes in fair value of securities used to hedge guaranteed living benefits (included in Net investment income for GAAP purposes). Operating revenues is a GAAP measure for our operating segments.

FOR IMMEDIATE RELEASE

General Operating Expenses, Operating Basis (Operating GOE), is derived by making the following adjustments to general operating and other expenses: include (i) certain loss adjustment expenses, reported as policyholder benefits and losses incurred and (ii) certain investment and other expenses reported as net investment income, and exclude (i) advisory fee expenses, (ii) non-deferrable insurance commissions, (iii) direct marketing and acquisition expenses, net of deferrals, (iv) non-operating litigation reserves and (v) other expense related to an asbestos retroactive reinsurance agreement. AIG uses General operating expenses, operating basis, because AIG believes it provides a more meaningful indication of AIG’s ordinary course of business operating costs, regardless of within which financial statement line item these expenses are reported externally within AIG’s segment results. The majority of these expenses are employee-related costs. For example, Other acquisition expenses and losses and loss adjustment expenses primarily represent employee-related costs in the underwriting and claims functions, respectively. Excluded from this measure are non-operating expenses (such as restructuring costs and litigation reserves), direct marketing expenses, insurance company assessments and non-deferrable commissions. AIG also excludes the impact of foreign exchange and the expenses of AIG Advisor Group and UGC, which have been divested, when measuring period-over-period fluctuations in General Operating Expenses, Operating basis.

AIG uses the following operating performance measures because AIG believes they enhance the understanding of the underlying profitability of continuing operations and trends of AIG’s business segments. AIG believes they also allow for more meaningful comparisons with AIG’s insurance competitors. When AIG uses these measures, reconciliations to the most comparable GAAP measure are provided on a consolidated basis.

Pre-tax Operating Income (PTOI) is derived by excluding the following items from income from continuing operations before income tax. This definition is consistent across AIG’s modules (including geography). These items generally fall into one or more of the following broad categories: legacy matters having no relevance to AIG’s current businesses or operating performance; adjustments to enhance transparency to the underlying economics of transactions; and measures that AIG believes to be common to the industry. PTOI is a GAAP measure for our operating segments.

•	changes in fair value of securities used to hedge guaranteed living benefits;

•	changes in benefit reserves and deferred policy acquisition costs (DAC), value of business acquired (VOBA), and sales inducement assets (SIA) related to net realized capital gains and losses;

•	loss (gain) on extinguishment of debt;

•	net realized capital gains and losses;

•	non-qualifying derivative hedging activities, excluding net realized capital gains and losses;

•	income or loss from discontinued operations;

•	net loss reserve discount benefit (charge);
•	pension expense related to a one-time lump sum payment to former employees;

•	income and loss from divested businesses;

•	non-operating litigation reserves and settlements;

•	reserve development related to non-operating run-off insurance business;

•	restructuring and other costs related to initiatives designed to reduce operating expenses, improve efficiency and simplify our organization; and

•	the portion of favorable or unfavorable prior year reserve development for which we have ceded the risk under retroactive reinsurance agreements and related changes in amortization of the deferred gain.

FOR IMMEDIATE RELEASE

After-tax Operating Income Attributable to AIG (ATOI) is derived by excluding the tax effected PTOI adjustments described above and the following tax items from net income attributable to AIG:

•	deferred income tax valuation allowance releases and charges; and

•	uncertain tax positions and other tax items related to legacy matters having no relevance to our current businesses or operating performance.

See page 12 for the reconciliation of Net income attributable to AIG to After-tax Operating Income Attributable to AIG.

Ratios: AIG, along with most property and casualty insurance companies, uses the loss ratio, the expense ratio and the combined ratio as measures of underwriting performance. These ratios are relative measurements that describe, for every $100 of net premiums earned, the amount of losses and loss adjustment expenses (which for Commercial Insurance excludes net loss reserve discount), and the amount of other underwriting expenses that would be incurred. A combined ratio of less than 100 indicates underwriting income and a combined ratio of over 100 indicates an underwriting loss. AIG’s ratios are calculated using the relevant segment information calculated under GAAP, and thus may not be comparable to similar ratios calculated for regulatory reporting purposes. The underwriting environment varies across countries and products, as does the degree of litigation activity, all of which affect such ratios. In addition, investment returns, local taxes, cost of capital, regulation, product type and competition can have an effect on pricing and consequently on profitability as reflected in underwriting income and associated ratios.

Accident year loss and combined ratios, as adjusted: both the accident year loss and combined ratios, as adjusted, exclude catastrophe losses and related reinstatement premiums, prior year development, net of premium adjustments, and the impact of reserve discounting. Natural catastrophe losses are generally weather or seismic events having a net impact on AIG in excess of $10 million each. Catastrophes also include certain man-made events, such as terrorism and civil disorders that meet the $10 million threshold. AIG believes the as adjusted ratios are meaningful measures of AIG’s underwriting results on an on-going basis as they exclude catastrophes and the impact of reserve discounting which are outside of management’s control. AIG also exclude prior year development to provide transparency related to current accident year results.

Underwriting ratios are computed as follows:

•	Loss ratio = Loss and loss adjustment expenses incurred ÷ Net premiums earned (NPE)

•	Acquisition ratio = Total acquisition expenses ÷ NPE

•	General operating expense ratio = General operating expenses ÷ NPE

•	Expense ratio = Acquisition ratio + General operating expense ratio

•	Combined ratio = Loss ratio + Expense ratio

•	Accident year loss ratio, as adjusted (AYLR) = [Loss and loss adjustment expenses incurred – CATs – PYD] ÷ [NPE +/(-) Reinstatement premiums (RIPs) related to catastrophes +/(-) RIPs related to prior year catastrophes + (Additional) returned premium related to PYD]

FOR IMMEDIATE RELEASE

•	Accident year combined ratio = AYLR + Expense ratio

•	Catastrophe losses (CATs) and reinstatement premiums = [Loss and loss adjustment expenses incurred – (CATs)] ÷ [NPE +/(-) RIPs related to catastrophes] – Loss ratio

•	Prior year development net of premium adjustments = [Loss and loss adjustment expenses incurred – Prior year loss reserve development unfavorable (favorable) (PYD), net of reinsurance] ÷ [NPE +/(-) RIPs related to prior year catastrophes + (Additional) returned premium related to prior year development] – Loss ratio

Premiums and deposits: includes direct and assumed amounts received and earned on traditional life insurance policies, group benefit policies and life contingent payout annuities, as well as deposits received on universal life, investment type annuity contracts and mutual funds.

Results from discontinued operations are excluded from all of these measures.

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American International Group, Inc. (AIG) is a leading global insurance organization. Founded in 1919, today AIG member companies provide a wide range of property casualty insurance, life insurance, retirement products, and other financial services to customers in more than 80 countries and jurisdictions. These diverse offerings include products and services that help businesses and individuals protect their assets, manage risks and provide for retirement security. AIG’s core businesses include Commercial Insurance and Consumer Insurance, as well as Other Operations. Commercial Insurance comprises two modules – Liability and Financial Lines, and Property and Special Risks. Consumer Insurance comprises four modules – Individual Retirement, Group Retirement, Life Insurance and Personal Insurance. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

Additional information about AIG can be found at www.aig.com and www.aig.com/strategyupdate | YouTube: www.youtube.com/aig | Twitter: @AIGinsurance | LinkedIn: http://www.linkedin.com/company/aig. These references with additional information about AIG have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation

($ in millions, except per share data)

Reconciliations of Pre-tax and After-tax Operating Income (Loss)

	Three Months Ended March 31,
	2017			2016
	Pre-tax	Tax Effect	After-tax	Pre-tax	Tax Effect	After-tax
Pre-tax income (loss)/net income (loss), including noncontrolling interests	$1,727	$516	$1,206	$(214)	$(58)	$(185)
Noncontrolling interest	—	—	(21)	—	—	2

Pre-tax income (loss)/net income (loss) attributable to AIG	1,727	516	1,185	(214)	(58)	(183)
Adjustments:
Uncertain tax positions and other tax adjustments	—	50	(50)	—	(205)	205
Deferred income tax valuation allowance releases	—	13	(13)	—	37	(37)
Changes in fair value of securities used to hedge guaranteed living benefits	(11)	(4)	(7)	(133)	(47)	(86)
Changes in benefit reserves and DAC, VOBA and SIA related to net realized capital gains (losses)	(53)	(19)	(34)	(40)	(14)	(26)
Unfavorable (favorable) prior year development and related amortization changes ceded under retroactive reinsurance agreements	14	4	10	(7)	(2)	(5)
Loss (gain) on extinguishment of debt	(1)	—	(1)	83	29	54
Net realized capital losses	115	47	68	1,106	387	719
Noncontrolling interest on net realized capital losses	—	—	5	—	—	(18)
Loss from discontinued operations	—	—	—	—	—	47
Loss from divested businesses	100	(6)	106	2	1	1
Non-operating litigation reserves and settlements	(6)	(2)	(4)	(31)	(11)	(20)
Net loss reserve discount benefit (charge)	(25)	(9)	(16)	(9)	(1)	(8)
Restructuring and other costs	181	63	118	188	66	122

Pre-tax operating income/After-tax operating income	$2,041	$653	$1,367	$945	$182	$765

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation (continued)

($ in millions, except per share data)

Summary of Key Financial Metrics

	Three Months Ended March 31,
			% Inc.
	2017	2016	(Dec.)
Income (loss) per common share:
Basic
Income (loss) from continuing operations	$1.21	$(0.12)	NM	%
Loss from discontinued operations	—	(0.04)	NM

Net income (loss) attributable to AIG	$1.21	$(0.16)	NM

Diluted
Income (loss) from continuing operations	$1.18	$(0.12)	NM
Loss from discontinued operations	—	(0.04)	NM

Net income (loss) attributable to AIG	$1.18	$(0.16)	NM

After-tax operating income attributable to AIG per diluted share (a)	$1.36	$0.64	112.5%
Weighted average shares outstanding:
Basic	980.8	1,156.5
Diluted (a)(b)	1,005.3	1,156.5
Return on equity (c)	6.3%	(0.8)%
Adjusted return on equity (d)	9.6%	4.5%

As of period end:	March 31, 2017	December 31, 2016	December 31, 2015
Total AIG shareholders’ equity	$74,069	$76,300	$89,658
Accumulated other comprehensive income	3,781	3,230	2,537

Total AIG shareholders’ equity, excluding AOCI	70,288	73,070	87,121
Deferred tax assets	14,585	14,770	16,751

Total adjusted AIG shareholders’ equity	55,703	58,300	70,370
Add: Cumulative quarterly common stock dividends above $0.125 per share	1,405	1,216	378

Total adjusted AIG shareholders’ equity, including dividend growth	$57,108	$59,516	$70,748

As of period end:	March 31, 2017	December 31, 2016	% Inc. (Dec.)	December 31, 2015	% Inc. (Dec.)
Book value per common share (e)	$78.59	$76.66	2.5%	$75.10	4.6%
Book value per common share excluding AOCI (f)	$74.58	$73.41	1.6	$72.97	2.2
Adjusted book value per common share (g)	$59.10	$58.57	0.9	$58.94	0.3
Adjusted book value per common share, including dividend growth (h)	$60.59	$59.79	1.3%	$59.26	2.2%
Total common shares outstanding	942.5	995.3		1,193.9

Financial highlights - notes

(a)	For the quarter ended March 31, 2016, because we reported a net loss, all common stock equivalents are anti-dilutive and are therefore excluded from the calculation of diluted shares and diluted per share amounts. We reported an after-tax operating income, therefore, we reported earnings per share on diluted basis. For the three months ended March 31, 2016, the weighted average outstanding shares - diluted includes 29,585,064 dilutive shares.
(b)	Diluted shares in the diluted EPS calculation represent basic shares for the three-months ended March 31, 2016 due to the net loss in that period.
(c)	Computed as Annualized net income (loss) attributable to AIG divided by average AIG shareholders’ equity. Equity includes AOCI and DTA.
(d)	Computed as Annualized After-tax Operating Income attributable to AIG divided by Adjusted Shareholders’ Equity.
(e)	Represents total AIG shareholders’ equity divided by Total common shares outstanding.
(f)	Represents total AIG shareholders’ equity, excluding AOCI, divided by Total common shares outstanding.
(g)	Represents Adjusted Shareholders’ Equity, divided by Total common shares outstanding.
(h)	Represents Adjusted Shareholders’ Equity, and including growth in quarterly dividends above $0.125 per share to shareholders, divided by Total common shares outstanding.

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation (continued)

($ in millions, except per share amounts)

Reconciliations of General Operating Expenses, Operating basis to General Operating and Other Expenses, GAAP basis

	Three Months Ended
	March 31,
			% Inc.
	2017	2016	(Dec.)
General operating and other expenses, GAAP basis	$2,443	$3,003	(18.6)%
Restructuring and other costs	(181)	(188)	3.7
Other expense related to retroactive reinsurance agreement	—	7	NM
Non-operating litigation reserves	(4)	(3)	(33.3)

Total general operating and other expenses included in pre-tax operating income	2,258	2,819	(19.9)
Loss adjustment expenses, reported as policyholder benefits and losses incurred	304	341	(10.9)
Advisory fee expenses	(77)	(317)	75.7
Non-deferrable insurance commissions and other	(132)	(122)	(8.2)
Direct marketing and acquisition expenses, net of deferrals, and other	(112)	(144)	22.2
Investment expenses reported as net investment income and other	8	15	(46.7)

Total general operating expenses, operating basis	$2,249	$2,592	(13.2)%

Reconciliations of General Operating Expenses, Operating basis, Excluding Foreign Exchange and General Operating Expenses of AIG Advisor Group and UGC to General Operating and Other Expenses, GAAP basis

	Three Months Ended
	March 31,
			% Inc.
	2017	2016	(Dec.)
General operating and other expenses, GAAP basis	$2,443	$3,003	(18.6)%
Restructuring and other costs	(181)	(188)	3.7
Other expense related to retroactive reinsurance agreement	—	7	NM
Non-operating litigation reserves	(4)	(3)	(33.3)

Total general operating and other expenses included in pre-tax operating income	2,258	2,819	(19.9)
Loss adjustment expenses, reported as policyholder benefits and losses incurred	304	341	(10.9)
Advisory fee expenses	(77)	(317)	75.7
Non-deferrable insurance commissions and other	(132)	(122)	(8.2)
Direct marketing and acquisition expenses, net of deferrals, and other	(112)	(144)	22.2
Investment expenses reported as net investment income and other	8	15	(46.7)

Total general operating expenses, operating basis	2,249	2,592	(13.2)
Less: FX impact		(12)	NM
Less: GOE of Advisor Group		45	NM
Less: GOE of UGC		50	NM

Total general operating expenses, Operating basis, Ex. FX & GOE of AIG Advisor Group and UGC	$2,249	$2,509	(10.4)%

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation

($ in millions, except per share amounts)

Reconciliations of Normalized and Adjusted Return on Equity

	Three Months Ended				Three Months Ended
	March 31, 2017				March 31, 2016
	Pre-tax	Tax Effect	After-tax	ROE	Pre-tax	Tax Effect	After-tax	ROE
Return on Equity			$1,185	6.3%			$(183)	(0.8)%
Adjusted Return on equity (a)	$2,041	$653	$1,367	9.6%	$945	$182	$765	4.5%
Adjustments to arrive at Normalized Return on Equity:
Catastrophe losses above (below) expectations	(111)	(39)	(72)	(0.5)	(137)	(48)	(89)	(0.5)
(Better) worse than expected alternative returns	(183)	(64)	(119)	(0.8)	714	250	464	2.7
(Better) worse than expected DIB & GCM returns	(45)	(16)	(29)	(0.2)	395	138	257	1.5
Fair value changes on PICC investments	(22)	(8)	(14)	(0.1)	103	36	67	0.4
Life Insurance - IBNR death claims	—	—	—	—	(25)	(9)	(16)	(0.1)
Unfavorable (favorable) prior year loss reserve development	32	11	21	0.1	(60)	(21)	(39)	(0.2)

Normalized Return on Equity	$1,712	$537	$1,154	8.1%	$1,935	$528	$1,409	8.3%

Average AIG Shareholders’ equity				$75,185				$89,088
Less: Average AOCI				3,506				4,031
Less: Average DTA				14,678				16,788

Average adjusted shareholders’ equity				$57,001				$68,269

(a)	After-tax operating income also excludes Net income (loss) attributable to non-controlling interest of $21 million and $(2) million for the three months ended March 31, 2017 and 2016, respectively.

Reconciliations of Core Normalized and Adjusted Return on Equity

	Three Months Ended
	March 31,
	2017	2016
Pre-tax operating income	$1,699	$1,147
Interest expense (benefit) on attributed financial debt	(43)	(23)

Operating income before taxes	1,742	1,170
Income tax expense (benefit)	556	279

After-tax operating income	1,186	891
Adjustments to arrive at Normalized Return on Equity:
Catastrophe losses above (below) expectations	(70)	(87)
(Better) worse than expected alternative returns	(123)	392
(Better) worse than expected DIB & GCM returns	(1)	2
Fair value changes on PICC investments	(14)	18
Unfavorable (favorable) prior year loss reserve development	31	(41)

Normalized after-tax operating income	$1,009	$1,175

Ending attributed equity	$45,226	$51,141
Average attributed equity	$46,438	$52,330
Adjusted return on attributed equity	10.2%	6.8%
Normalized return on attributed equity	8.7%	9.0%

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation (continued)

Reconciliations of Accident Year Loss Ratio, as Adjusted and Combined Ratio, as Adjusted

	Three Months Ended
	March 31,
	2017	2016
Commercial Insurance - Liability and Financial Lines
Loss ratio	76.0	69.0
Catastrophe losses and reinstatement premiums	—	—
Prior year development net of premium adjustments	(3.5)	(0.1)

Accident year loss ratio, as adjusted	72.5	68.9

Combined ratio	105.4	96.8
Catastrophe losses and reinstatement premiums	—	—
Prior year development net of premium adjustments	(3.5)	(0.1)

Accident year combined ratio, as adjusted	101.9	96.7

Commercial Insurance - Property and Special Risks
Loss ratio	66.3	66.0
Catastrophe losses and reinstatement premiums	(12.6)	(11.6)
Prior year development net of premium adjustments	2.2	1.0

Accident year loss ratio, as adjusted	55.9	55.4

Combined ratio	97.7	99.1
Catastrophe losses and reinstatement premiums	(12.6)	(11.6)
Prior year development net of premium adjustments	2.2	1.0

Accident year combined ratio, as adjusted	87.3	88.5

Total Commercial Insurance
Loss ratio	71.9	67.8
Catastrophe losses and reinstatement premiums	(5.4)	(4.6)
Prior year development net of premium adjustments	(1.0)	0.3

Accident year loss ratio, as adjusted	65.5	63.5

Combined ratio	102.2	97.7
Catastrophe losses and reinstatement premiums	(5.4)	(4.6)
Prior year development net of premium adjustments	(1.0)	0.3

Accident year combined ratio, as adjusted	95.8	93.4

Consumer Insurance - Personal Insurance
Loss ratio	56.0	52.7
Catastrophe losses and reinstatement premiums	(1.0)	(1.1)
Prior year development net of premium adjustments	—	1.8

Accident year loss ratio, as adjusted	55.0	53.4

Combined ratio	96.6	94.6
Catastrophe losses and reinstatement premiums	(1.0)	(1.1)
Prior year development net of premium adjustments	—	1.8

Accident year combined ratio, as adjusted	95.6	95.3

Reconciliations of Premiums and Deposits

	Three Months Ended
	March 31,
	2017	2016
Consumer Insurance - Group Retirement:
Premiums	$9	$7
Deposits	2,031	1,849
Other	—	—

Total premiums and deposits	$2,040	$1,856